EXHIBIT 3.1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           TRAVIS INTERNATIONAL, INC.

      TRAVIS INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

      1. The present name of the Corporation is "Travis International, Inc." The Corporation was originally incorporated under the name "APG Acquisition Corp." and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 8, 1986. The Company filed its first Restated Certificate of Incorporation on May 28, 1992. The Company filed its second Restated Certificate of Incorporation on August 24, 1993.

      2. The shares of Class A Common Stock of the Company authorized by the second Restated Certificate of Incorporation and previously issued by the Company have been surrendered to the Company and converted and exchanged for an equal number of shares of Common Stock, and none of such shares of Class A Common Stock is outstanding. The shares of Series 1 Preferred Stock authorized by the first and second Restated Certificates of Incorporation and previously issued by the Company have been surrendered to the Company and cancelled, and none of such shares of Series 1 Preferred Stock is outstanding. The Company does not desire to issue further shares of Class A Common Stock or Series 1 Preferred Stock; accordingly, the Company desires to restate its certificate of incorporation to reflect a new capital structure, including to increase the number of authorized shares of its capital stock.

      3. The Company filed its Certificate of Designation of Series 2 Preferred Stock on October 18, 1994 authorizing 27 shares of Series 2 Preferred Stock, par value $.01 per share. This certificate does not alter such Certificate of Designation or otherwise affect the Series 2 Preferred Stock.

      4. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware and as duly adopted by the Board of Directors and the stockholders of the Company in accordance with the provisions thereof, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.
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      The text of the Certificate of Incorporation as heretofore amended is hereby restated and further amended to read in its entirety as follows:

      FIRST. NAME. The name of the Corporation is Travis International, Inc.

      SECOND. REGISTERED OFFICE AND AGENT. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

      THIRD. PURPOSE AND POWERS. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH. CAPITAL. The total number of shares of stock that the Corporation shall have authority to issue is Twelve Million Five Hundred Two Thousand (12,502,000) shares, consisting of Twelve Million (12,000,000) shares of Common Stock, par value $.01 per share (the "Common Stock") and Five Hundred Two Thousand (502,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 27 shares has previously been designated Series 2 Preferred Stock. All shares of stock of the Corporation shall have a par value of $.01 per share.

      The voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special and relative rights of the classes of stock of the Corporation are as follows:

      A. COMMON STOCK. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

      B. PREFERRED STOCK. The Board of Directors of the Corporation shall have the full authority permitted by law to fix by resolution full, limited or no voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any series of Preferred Stock that may be desired.

      FIFTH. AMENDMENT OF BYLAWS. The Board of Directors shall have the power, in addition to the stockholders, to make, alter or repeal the bylaws of the Corporation.

      SIXTH. LIMIT ON LIABILITY AND INDEMNIFICATION.

      A. LIABILITY. To the full extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

      B. INDEMNIFICATION. To the full extent permitted by the General Corporation Law of the State of Delaware, as it exists on the date hereof or may hereafter be amended, and any other applicable law, the Corporation shall indemnify a director or officer of the Corporation who is or

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was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered to contract in advance to indemnify any director or officer.

      SEVENTH. AMENDMENT OF CERTIFICATE OF INCORPORATION. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

      IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed and attested to this ___ day of ________________, 1998.

                                    TRAVIS INTERNATIONAL, INC.

                                    By: ___________________________
                                         Kirby Attwell, President

      Attest:

      ___________________________
      Tim W. Fogelsong, Secretary

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